UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Dof Report (Date of Earliest Event Reported) February 14, 2001

PNV, INC.
(Exact name of registrant as specified in its charter)

Commission File No:     000-28151

Delaware	65-0612435
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

11711 N.W.39th Street
Coral Springs, Florida  33065
(Address of principal executive offices)

(954) 745-7800
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Item 2.     Acquisition or Disposition of Assets.

        On January 10, 2001, PNV Inc. (“PNV”), a debtor in possession in Case No. 00-27807-BKC-PGH in the United States Bankruptcy Court for the Southern District of Florida (the “Court”), entered into an Asset Purchase Agreement (the “Agreement”) with TTI Holdings Inc., a subsidiary of Transcom Technologies, Inc., both unrelated parties, relating to the sale of substantially all of the Company’s assets, excluding cash and short-term investments, for $5.5 million in cash. The Company’s only remaining assets, other than its cash and short-term investments, are those related to its portal website. On January 31, 2001, the Court entered an order approving the Agreement and the related sale. On February 14, 2001, the sale was consummated. The purchase price was established through arms’ length negotiations between PNV and TTI. The foregoing description of the transaction is qualified in its entirety by reference to the full text of the Agreement which is incorporated herein by reference as Exhibit 10.1 to this Report.

        As previously announced, PNV Inc. filed bankruptcy on December 20, 2000 and ceased operations on December 30, 2000. PNV’s only continuing business activities are in connection with its liquidation. PNV is currently working on a liquidating plan to wind down the its affairs and pay allowed claims. Creditor claims substantially exceed the expected cash available for distribution to creditors. As a result, there will be no distribution of funds to holders of PNV common stock.

        The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results due to certain risks and uncertainties, including those discussed above and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

Item 7.     Exhibits.

(b)	ProForma Financial Information.
Not applicable per Regulation S-X, Rule 11-02(b).
(c)	Exhibits. The following exhibits are filed as a part of this Report:
Exhibit No.	Description
10.1	Asset Purchase Agreement

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PNV, INC.
(Registrant)

By:	/s/ Robert P. May Robert P. May, President and Chief Executive Officer
Date: February 28, 2001